UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]  Preliminary Proxy Statement
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O’Reilly Automotive, Inc.
______________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[X] No fee required.

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amount on which the filing fee is calculated and state how it was determined): ____________________________

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March 23, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of O’Reilly Automotive, Inc. to be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 8, 2018, at 10:00 a.m. central time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card. If you attend the meeting, you may vote your shares in person even if you have previously signed and returned your proxy.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson Avenue, Springfield, Missouri 65802, (417) 874-7161.

We look forward to seeing you at the Annual Meeting.

David O'Reilly
Chairman of the Board

O’REILLY AUTOMOTIVE, INC.
233 South Patterson Avenue
Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2018

What:    Annual Meeting of Shareholders (“Annual Meeting”)
When:    Tuesday, May 8, 2018, 10:00 a.m. central time
Where:    Doubletree Hotel Springfield
2431 North Glenstone Avenue
Springfield, Missouri 65803
Why:    The Annual Meeting is being held for the following purposes:

•	to elect as Directors the nine nominees named in the attached proxy statement;

•	to conduct an advisory (non-binding) vote on executive compensation;

•	to ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2018;

•	to consider and act upon a shareholder proposal, if properly presented at the Annual Meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2018, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for ten days prior to the date thereof. The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close on Monday, May 7, 2018, at 11:59 p.m. eastern time.

A copy of the Company’s Annual Shareholders’ Report for fiscal year 2017 accompanies this notice.

By Order of the Board of Directors,
Tricia Headley
Secretary

O’REILLY AUTOMOTIVE, INC.
233 South Patterson Avenue
Springfield, Missouri 65802
______________________________________________________________________________________________________

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”), for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 8, 2018, at 10:00 a.m., central time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet, using the instructions discussed below and on the proxy card, and the shares represented thereby will be voted in accordance with your instructions. The proxy statement and the accompanying proxy card is expected to first begin mailing to shareholders on or about March 23, 2018.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting. In addition, management will report on the Company’s performance during fiscal 2017 and respond to questions from shareholders.

When and where will the 2018 Annual Meeting be held?
The Annual Meeting will be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 8, 2018, at 10:00 a.m. central time.

Who may vote?
Any shareholder of record, as of the record date, is entitled to receive this notice and vote their shares at the Annual Meeting.

What is a “shareholder of record”?
A shareholder of record is a shareholder whose ownership of the Company’s common stock is reflected directly on the books and records of the transfer agent, Computershare Trust Company, N.A. (“Computershare”).

What is the record date for the Annual Meeting?
The record date is February 28, 2018. Shareholders of record at the close of business on February 28, 2018, will be entitled to vote at the Annual Meeting. Each share of common stock will have one vote on each matter to be voted upon.

Which O’Reilly shares are included in the proxy card I received?
The proxy card you received covers the number of common shares to be voted in your account as of the record date.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?
A registered shareholder owns shares that are registered directly in their name with the Company’s transfer agent, Computershare. A beneficial owner owns shares held in a stock brokerage account or by a bank.

Why would I receive more than one proxy card?
You may receive more than one proxy card if you owned shares in more than one account. You should vote the shares on each of your proxy cards.

What matters will be voted on at the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on three proposals that were solicited by the Board (Proposals 1 through 3), as well as a shareholder proposal (Proposal 4), if properly presented at the Annual Meeting:

(1)	To elect as Directors the nine nominees named in this proxy statement;

(2)	To conduct an advisory (non-binding) vote on executive compensation;

(3)	To ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2018; and

(4)	A shareholder proposal entitled “Special Shareholder Meeting Improvement,” if properly presented.

May I vote with my proxy card in person at the Annual Meeting?
If you wish to vote your shares in person at the Annual Meeting, you may bring a signed proxy card with your choices specified by marking the appropriate boxes on the card.

May I vote without attending the Annual Meeting?
If you do not plan to attend the Annual Meeting, you have three options to vote your shares:

(1)
Via Mail: You may vote by properly completing and signing the enclosed proxy card and returning the card in the enclosed, postage-paid envelope. Please specify your choices on the proxy card by marking the appropriate boxes. Shares will be voted in accordance with your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board’s recommendations, outlined further below. Mark, sign and date your proxy card and return it in the postage-paid envelope provided or send it to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

(2)
Via the Internet: You may vote on the Internet by visiting www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

(3)	Via Telephone: Using any touch-tone telephone, you may vote your shares by dialing toll-free: 1-800-690-6903. Have your proxy card in hand when calling and follow the instructions.

If you choose to vote on the Internet or by telephone, please note voting will close at 11:59 p.m. eastern time, on Monday, May 7, 2018.

If you do not attend the Annual Meeting, your shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements have been made to have your shares represented. Whether or not you attend the meeting, the Board encourages you to vote your shares promptly.

May I change my vote after I submit my proxy?
You may change your vote after submitting a proxy card. If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at the principal office at any time prior to the voting of the proxy. The Company’s principal executive office is located at 233 South Patterson Avenue, Springfield, Missouri 65802.

Are my votes confidential?
All shareholder meeting proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements. Representatives of Broadridge Financial Solutions (“Broadridge”) will act as the inspector of election and will count the votes.

How will my vote be counted?
All votes will be tabulated by Broadridge. All properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified in the proxy card. If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

(1)	FOR the election as Directors the nine nominees named in this proxy statement;

(2)	FOR the approval, by an advisory (non-binding) vote of the 2017 compensation of the Company’s Named Executive Officers;

(3)	FOR the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2018; and

(4)	AGAINST the shareholder proposal entitled “Special Shareholder Meeting Improvement,” if properly presented.

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. The Company’s shareholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director, if elected. However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board. The Board is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

How does the Board recommend I vote?
The Board recommends a vote “FOR” each of the nominees for Director named in this proxy statement. The Board recommends a vote “FOR” the approval, by an advisory (non-binding) vote, of the 2017 compensation of the Company’s Named Executive Officers. The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the year ending December 31, 2018. The Board recommends a vote “AGAINST” the shareholder proposal entitled “Special Shareholder Meeting Improvement,” if properly presented.

What constitutes a quorum?
On February 28, 2018, there were 83,300,192 shares of common stock outstanding, which constitutes all of the outstanding shares of the Company’s voting capital stock. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting.

What are the standards for determining whether an item has been approved?

Item of Business	Quorum Required	Voting Approval Standard	Effect of Abstention (1)	Effect of Broker Non-Votes (2)
Proposal 1: Election of Directors (3)	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 2: Advisory vote on Executive Compensation	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 3: Ratification of Selection of Independent Auditors	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Not applicable
Proposal 4: Shareholder proposal entitled “Special Shareholder Meeting Improvement”	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting

(1)	Proxies marked “ABSTAIN” will be deemed to be represented at the Annual Meeting and considered in determining whether the requisite number of affirmative votes are cast on such matter.

(2)
A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of shares, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

(3)	Cumulative voting is not allowed for Election of Directors.

(4)	“Shares present and entitled to vote” includes shares represented in person or by proxy at the Annual Meeting.

Are the Notice, proxy statement and Annual Report available on the Internet?
The Notice, proxy statement and Annual Report are available at www.proxyvote.com. The required control number can be found on your proxy card in the box next to the arrow.

Where may I find the voting results of the Annual Meeting?
The Board plans to announce the preliminary voting results at the Annual Meeting. The Company plans to publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting, if final voting results are available at that time. If the final voting results are not available within that time, the Company will report preliminary results in a Current Report on Form 8-K within four business days following the Annual Meeting and will report final voting results in an amended Current Report on Form 8-K when available.

Will a proxy solicitor be used?
No, the Company has not engaged a third party to assist in the solicitation of proxies for the Annual Meeting.

What are the deadlines for consideration of shareholder proposals or director nominations for the 2019 Annual Meeting of Shareholders?
Shareholder proposals intended to be presented at the 2019 Annual Meeting of Shareholders and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 23, 2018. The Company’s Amended and Restated Bylaws (the “Bylaws”)

require that shareholder proposals made outside of Rule 14a-8 be submitted not later than February 7, 2019, and not earlier than January 8, 2019.

What are the deadlines for submitting director nominations for inclusion in the Company’s proxy materials?
Under the Bylaws, a shareholder (or a group of up to 20 shareholders) owning three percent or more of the Company’s outstanding shares of common stock continuously for at least three years may nominate and include in the Company’s proxy materials candidates for up to 20% of the Board (rounded down, but not less than two). Nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November 23, 2018, and not earlier than October 24, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table summarizes information as of December 31, 2017, with respect to each person or other entity (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock.

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,987,704	(1)	8.2%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,876,619	(2)	6.9%
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	4,444,609	(3)	5.2%

(1)
As reflected on such beneficial owner's Schedule 13G/A dated January 24, 2018, provided to the Company in accordance with the Exchange Act. Of the 6,987,704 shares reported, BlackRock, Inc. claimed sole voting power of 6,260,586 shares, no shared voting power, sole dispositive power of 6,987,704 shares and no shared dispositive power.

(2)
As reflected on such beneficial owner’s Schedule 13G/A dated February 7, 2018, provided to the Company in accordance with the Exchange Act. Of the 5,876,619 shares reported, The Vanguard Group claimed sole voting power of 121,741 shares, shared voting power of 23,628 shares, sole dispositive power of 5,733,055 shares and shared dispositive power of 143,564 shares.

(3)
As reflected on such beneficial owner’s Schedule 13G/A dated, January 10, 2018, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Of the 4,444,609 shares reported, Price Associates claimed sole voting power of 1,416,137 shares, no shared voting power, sole dispositive power of 4,444,609 shares and no shared dispositive power. Price Associates acts as investment manager to collective trust accounts and directs the voting of such shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table summarizes, as of February 28, 2018, the beneficial ownership of the Company’s outstanding shares of common stock for each current Director of the Board, each of the Company’s current Named Executive Officers and all Directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and dispositive power.

Name	Direct Ownership	Indirect Ownership	Current Exercisable Options (a)	Total Ownership (a)	Percent of Class
David O'Reilly (b)	107,428	827,893	50,000	985,321	1.17%
Charles H. O'Reilly Jr. (c)	41,280	135,417	—	176,697	*
Larry O'Reilly (d)	129,754	84,798	—	214,552	*
Rosalie O'Reilly Wooten (e)	38,628	273,384	—	312,012	*
Jay D. Burchfield (f)	18,572	—	—	18,572	*
Thomas T. Hendrickson (f)	4,039	—	—	4,039	*
Paul R. Lederer (g)	10,124	6,925	—	17,049	*
John R. Murphy (f)	3,255	—	—	3,255	*
Dana M. Perlman (h)	320	—	—	320	*
Ronald Rashkow (f)	6,030	—	—	6,030	*
Greg Henslee (i)	8,754	28,407	273,376	310,537	*
Greg D. Johnson (j)	3,994	938	17,485	22,417	*
Jeff M. Shaw (k)	24,305	5,590	42,011	71,906	*
Thomas McFall (l)	5,363	421	155,453	161,237	*
All Directors and executive officers as a group (25 persons)	411,207	1,376,106	798,323	2,585,636	3.07%

*	denotes less than 1.0%

(a)	With respect to each person, assumes the exercise of all stock options held by such person that were exercisable within 60 days of February 28, 2018.

(b)
The stated number of directly owned shares includes 2,651 restricted shares awarded under the Company’s long-term incentive compensation plans. The stated number of indirectly owned shares includes 539,751 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his children, 280,492 shares held in a Grantor Retained Annuity Trust (“GRAT”) and 7,650 shares held in the O’Reilly Employee Savings Plan with T. Rowe Price Investment Services, Inc. (“T. Rowe Price”) as trustee.

(c)
The stated number of indirectly owned shares includes 94,829 shares owned by Mr. O’Reilly’s spouse, 29,213 shares held in a GRAT and 11,375 shares held in a Charitable Remainder Annuity Trust. Of Mr. O’Reilly’s directly owned shares, 8,838 shares, and 88,327 shares of Mr. O’Reilly’s indirectly owned shares, which are held by Mr. O’Reilly’s spouse, are pledged against margin loans.

(d)
The stated number of indirectly owned shares includes 61,278 shares held in a GRAT and 23,520 shares controlled by Mr. O’Reilly in a family registered partnership. Of Mr. O’Reilly’s directly owned shares, 32,500 shares are pledged against margin loans.

(e)	The stated number of indirectly owned shares is held in a GRAT.

(f)	The stated number of directly owned shares includes 1,027 restricted shares awarded under the Company’s Director Stock Plan.

(g)
The stated number of directly owned shares includes 1,027 restricted shares awarded under the Company’s Director Stock Plan. The stated number of indirectly owned shares is owned by Mr. Lederer’s spouse.

(h)	The stated number of directly owned shares includes 320 restricted shares awarded under the Company’s Director Stock Plan.

(i)
The stated number of directly owned shares includes 1,239 restricted shares awarded under the Company’s long-term incentive compensation plan and 940 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares includes 23,402 shares held in a GRAT and 5,005 shares held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(j)
The stated number of directly owned shares includes 1,881 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(k)
The stated number of directly owned shares includes 3,116 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

(l)
The stated number of directly owned shares includes 3,276 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plan with T. Rowe Price as trustee.

Officer and Director Stock Ownership Guidelines

The Board adopted stock ownership requirements for the Company’s independent Directors, executive officers and executive and senior vice presidents to further align their interests with those of the Company’s shareholders. The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements quarterly. The Compensation Committee has discretion to waive these guidelines; however, it has never done so.

The Company’s independent Directors are required to own shares of the Company’s common stock valued at a minimum of $150,000 within five years of the date they first become a Director. For purposes of the guidelines, common stock ownership includes shares owned by the Director, directly or indirectly, and vested stock options granted to the Director under the Company’s Director Stock Plan, but excludes unvested restricted share awards. As of December 31, 2017, each independent Director’s total holdings in the Company’s stock, including stock option value, satisfied their respective stock ownership requirement.

The Company’s executive officers and executive and senior vice presidents are required to own shares of the Company’s common stock valued at the minimum of a specified multiple of their base salary within five years of first assuming their respective positions. For purposes of the guidelines, common stock ownership includes shares owned by the officer directly, shares held by the officer in the Company’s Employee Stock Purchase Plan, shares held by the officer in the Company’s Profit Sharing and Savings Plan and the officer’s vested stock options granted under the Company’s incentive plans. Individuals who do not achieve the required level of ownership within the prescribed period of time may, at the discretion of the Compensation Committee, be required to hold 50% of net after-tax shares issued upon the exercise of any of their stock options and may not be allowed to sell any other shares of the Company that they may own. The stock ownership requirement does not apply after the executive officer or executive or senior vice president reaches age 62. The Compensation Committee may waive these guidelines at its discretion. As of December 31, 2017, the total stockholdings of each of the Company’s executive officers and executive and senior vice presidents, who had been in their positions for at least five years, satisfied the stock ownership requirement applicable to each of them.

The following table identifies the executive officers’ and executive and senior vice presidents’ ownership requirement as of December 31, 2017:

Position	Minimum Ownership Requirement Multiple of Salary
Chief Executive Officer	5x
Co-Presidents	3x
Chief Financial Officer	3x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

PROPOSAL 1 - ELECTION OF DIRECTORS

Information about the Director Nominees

The Company’s Bylaws and Amended and Restated Articles of Incorporation provide for the annual election of Directors. The Board has nominated David O'Reilly, Larry O'Reilly, Rosalie O'Reilly Wooten, Greg Henslee, Jay D. Burchfield, Thomas T. Hendrickson, John R. Murphy, Dana M. Perlman and Ronald Rashkow as Directors for a one-year term expiring at the Company’s 2019 Annual Meeting of Shareholders.

The following identifies (i) the business experience and principal occupation for at least the last five years of each of the nominees; (ii) his or her present positions and offices with the Company, if applicable; (iii) the year in which he or she was first elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated); (iv) his or her age; (v) his or her directorships for at least the last five years in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted), as applicable; and (vi) the qualifications and skills, which the Director possesses, that qualify him or her for service on the Company’s Board.

Each of the below nominees’ current term expires in 2018:

David O'Reilly, age 68, Affiliated Director and Chairman of the Board, has been a director since 1972.
Experience: Mr. O’Reilly has served as Chairman of the Board since February of 2005. Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; and Vice President of the Company from 1975 to March 1993.
Qualifications and Skills: Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the Company’s operations and strategic business development and has held leadership roles in numerous aftermarket industry organizations and associations.

Larry O'Reilly, age 71, Affiliated Director and Vice Chairman of the Board, has been a director since 1969.
Experience: Mr. O’Reilly has served as Vice-Chairman of the Board since February of 2005. Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; and Vice President from 1975 to March 1993. Mr. O’Reilly retired from active Company management in February of 2003. Mr. O’Reilly currently serves as Chairman and Director of Mercy Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December 2005.
Qualifications and Skills: Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 45 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and strategic business development.

Rosalie O'Reilly Wooten, age 76, Affiliated Director of the Board, has been a director since 1980.
Experience: Mrs. Wooten has served as a member of the Board since February of 2002. Mrs. Wooten served as Executive Vice President from March 1993 to February 2002. Mrs. Wooten retired from active Company management in February of 2002. Mrs. Wooten currently serves on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board and Drury University Board of Trustees.
Qualifications and Skills: Mrs. Wooten is being re-nominated as a Director because, among her other qualifications, she possesses over 35 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and experience in leadership development, risk management and human resources.

Greg Henslee, age 57, Affiliated Director of the Board, has been a director since being appointed in November 2017.
Experience: Mr. Henslee has served as a member of the Board since November 2017. Mr. Henslee has served as Chief Executive Officer since February 2005 and has been an O’Reilly Team Member for 33 years. Mr. Henslee served O’Reilly as President from December 2012 to February 2017; Co-President from 1999 to 2012; Senior Vice President of Information Systems, Inventory Control, Customer Service, Computer Operations, Pricing and Loss Prevention from 1998 to 1999; Vice President of Store Operations from 1995 to 1998; and Director of Computer Operations and Loss Prevention from 1993 to 1995.

Qualifications and Skills: Mr. Henslee is being nominated as a Director because, among his other qualifications, he possesses over 35 years of experience in the automotive aftermarket industry and 33 years of experience and expertise in the Company’s operations, strategic planning and leadership development, as well as holds leadership positions on various automotive aftermarket organizations and associations.

Jay D. Burchfield, age 72, Independent Director of the Board, has been a director since 1997.
Experience: Mr. Burchfield serves as a Director, Chairman of the Compensation Committee, and Member of the Audit, Executive and Nominating and Corporate Governance Committees of Simmons First National Corporation since May 2015; Chairman of the Board and Director of Trust Company of the Ozarks from April 1998 until his retirement in October 2015; Senior Principal of SilverTree Companies, a real estate company, since January 2010. Mr. Burchfield’s career has spanned more than 40 years in the banking and financial services industry.
Qualifications and Skills: Mr. Burchfield is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the banking industry, strategic business development, executive compensation and leadership development.

Thomas T. Hendrickson, age 63, Independent Director of the Board, has been a director since 2010.
Experience: Mr. Hendrickson serves as a Director and Audit Committee Chairperson for Ollie’s Bargain Outlet Holdings, Inc. since 2015; Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer “Sports Authority,” from 2003 until his retirement in February of 2014; Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company, from 1998 until its merger with Sports Authority in 2003; Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc., from 1993 to 1997; and Divisional Vice President and Controller of Miller’s Outpost Stores, a retailer specializing in apparel to young consumers, from 1987 to 1993. Mr. Hendrickson is a Certified Public Accountant and has over 32 years of retail business experience.
Qualifications and Skills: Mr. Hendrickson is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, risk assessment and in the accounting and finance areas including experience as a chief financial officer.

John R. Murphy, age 67, Independent Director of the Board, has been a director since 2003.
Experience: Mr. Murphy served as the Interim Chief Financial Officer for Summit Materials, LLC, from January of 2013 until May of 2013 and from July of 2013 to October of 2013; Director, Chairman of the Audit Committee and a Member of the Governance and Nominating Committee for Summit Materials, LLC, since February 2012; Director and Audit Committee Chairman for DJO Global since 2012; Director, Audit Committee and Special Committee Member of Graham Packaging, Inc., from February of 2011 until it was sold in September of 2011; Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010 and led the financial restructuring of the company during Chapter 11 reorganization; President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors until October of 2008, Accuride Corporation filed Chapter 11 bankruptcy in October of 2009, emerging in 2010; President and Chief Operating Officer of Accuride, from January 2007 to October 2007; President and Chief Financial Officer of Accuride from February 2006 to December 2006; and Executive Vice President and Chief Financial Officer of Accuride, from March 1998 to January 2006. Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and a Master Of Business Administration from the University of Colorado, and is a Certified Public Accountant.
Qualifications and Skills: Mr. Murphy is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the automotive aftermarket industry, in the accounting and finance areas, including experience as a chief financial officer, and he possesses experience in restructuring and mergers and acquisitions.

Dana M. Perlman, age 37, Independent Director of the Board, has been a director since being appointed in November 2017.
Experience: Ms. Perlman serves as Senior Vice President, Treasurer, Business Development and Investor Relations of PVH Corp. (“PVH”) since 2011, where she oversees the management of accounts receivable, treasury and capital markets, corporate communications, investor relations and crisis communications. Ms. Perlman is also responsible for business development at PVH, where she assists in corporate strategy, acquisitions and strategic projects. Prior to joining PVH, Ms. Perlman served as Director of Retail Investment Banking at Barclays Capital. Prior to her role at Barclays Capital, Ms. Perlman held positions with Lehman Brothers and Credit Suisse First Boston. Ms. Perlman earned a Bachelor’s Degree in Business Administration from The University of Michigan Ross School of Business.

Qualifications and Skills: Ms. Perlman is being nominated as a director because, among her other qualifications, she possesses over 15 years of experience and expertise in the global retail industry and the areas of finance, investment banking, business development, acquisitions, risk management and investor communications.

Ronald Rashkow, age 77, Independent Director of the Board, has been a director since 2003.
Experience: Mr. Rashkow was Founder, CEO, and chairman of Handy Andy Home Improvement Centers, a retail chain of home improvement centers in the Midwest. Mr. Rashkow currently is CEO and Principal of RPMS, Inc. a strategic consulting enterprise. Mr. Rashkow currently serves on advisory boards for Hilco Trading, among the largest asset liquidation companies in the country, and RTC, a specialty retail fixturing and merchandising company. Mr. Rashkow is on the advisory board of the Knapp Entrepreneurial Center at Illinois Institute of Technology. Additional activities include substantial interests in retail commercial shopping center investments and development.
Qualifications and Skills: Mr. Rashkow is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, executive compensation, risk management, operations as a chief executive officer and advisory services to retail companies and private equity groups focused on retail companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ELECTED NOMINEES.

Current Board members, Charles H. O'Reilly Jr. and Paul R. Lederer, have not been nominated for re-election, as both Messers O’Reilly and Lederer are expected to retire from the Board at the end of the 2017 director term, consistent with the Board’s mandatory retirement age policy, which is expected to promptly return the size of the Board to nine members.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the “Nasdaq”) require that a majority of the Board be “independent.” Under the Nasdaq rules, a director is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has reviewed the independence of its Directors under the Nasdaq rules. During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company during 2017. Please see discussions in “Affiliated Relationships” and “Certain Relationships and Related Transactions” sections for further descriptions, by specific category and type, of the transactions and relationships reviewed. Consistent with these considerations, the Board has determined that Messrs. Burchfield, Hendrickson, Lederer, Murphy and Rashkow, and Ms. Perlman (“independent Directors”) are independent under the Nasdaq rules.

Affiliated Relationships

Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten, Directors of the Board, are siblings. In addition to being a Director of the Board, David O'Reilly also serves as Chairman of the Board of the Company.

Greg Henslee, Director of the Board, has been the Chief Executive Officer of the Company since 2005 and has been nominated as Executive Vice Chairman of the Board and will serve in that role, subject to his election as a director at O’Reilly’s Annual Shareholders’ Meeting on May 8, 2018.

Leadership Structure

The Company’s leadership structure, within its Board, consists of a Chairman of the Board, two Vice Chairmen of the Board, an Independent Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee. The Independent Lead Director also serves on the Audit Committee, the Compensation Committee and as Chairman of the Corporate Governance/Nominating Committee. All Committee members satisfy the independence requirements under the Nasdaq rules. The Company’s Bylaws permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person; however, the Board believes these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals. The Company believes having separate roles allows its Board to effectively provide guidance to and oversight of its management. In 2005, the Corporate Governance/Nominating Committee recommended and the Board approved the appointment of David O'Reilly to serve in the role of Chairman of the Board of the Company. In 2017, the Corporate Governance/Nominating Committee recommended and the Board approved the appointment of Greg Henslee to serve in the role of Executive Vice Chairman of the Board of the Company, subject to his election as a director at Company’s Annual Shareholders’ Meeting on May 8, 2018.

Theses appointments were made in recognition of the substantial roles Mr. O’Reilly and Mr. Henslee play in the development of the Company’s strategic initiatives. Effective May 8, 2018, Greg D. Johnson will be promoted to Chief Executive Officer and Co-President.

Independent Lead Director

From time to time, in the interest of sound corporate governance, the Board may appoint an Independent Lead Director. The Board believes that the designation of an Independent Lead Director improves the functionality of the Board and its Committees and aids in the fiduciary obligations each Director has to the Company and its shareholders. In 2002, the Corporate Governance/Nominating Committee nominated Paul R. Lederer to serve as Independent Lead Director and the Board approved. Mr. Lederer has served as Independent Lead Director since that time. After Mr. Lederer retires from the Board at the end of the 2017 director term, the Board expects to receive a nomination from the Corporate Governance/Nominating Committee for a new Independent Lead Director.

The responsibilities of the Independent Lead Director include, but are not limited to, the following:

•	Serves as a liaison among other Directors, with the Company’s management, between Board committees and the Board;

•	Presides at Board meetings in the absence of the Chairman of the Board, or at the request of the Chairman of the Board;

•	Ensures Board leadership in the absence or incapacitation of the Chairman of the Board;

•
Chairs executive sessions involving only the independent Directors, develops the agenda for executive sessions to ensure that independent Directors have adequate opportunities for these meetings to be held and adequate time to discuss issues and communicates with the Company’s management, as appropriate, the results of the executive sessions;

•
Consults with the Chairman of the Board as to the appropriate schedules and agendas of Board meetings to ensure there is sufficient time available for serious discussion of appropriate topics proposed by the independent Directors;

•	Advises the Chairman of the Board on the conduct of Board meetings to facilitate teamwork and communication among independent and non-independent Directors;

•
Together with the Chairman of the Board, collaborates with the Company’s management to determine the information and materials provided to the Directors, so that the independent Directors have adequate resources, especially by way of full, timely and relevant information, to support their decision-making responsibilities;

•	Entitled to request materials from and receive notice of, and attend all, meetings of Board committees;

•	Collaborates with the Chairman of the Board and Corporate Governance/Nominating Committee on Board succession planning;

•	Is available to advise committee chairpersons in fulfilling their designated roles and responsibilities to the Board;

•
Acts as the focal point on the Board concerning issues such as corporate governance and suggestions from independent Directors and monitors and coordinates with the Company’s management on corporate governance issues and developments;

•	Collaborates with the Corporate Governance/Nominating Committee to ensure a succession plan is in place for the Company’s Chief Executive Officer;

•	Collaborates with the Board to guide the Company’s management on strategic issues and long-term planning;

•	Consults with the Chairman of the Board on such matters as are pertinent to the Board and the Company;

•	Is available for direct communication and consultation with shareholders, upon request through Board approved procedures; and

•	Performs such other duties as the Board or Chairman of the Board may delegate, from time to time.

Meeting Attendance

During 2017, four regularly scheduled meetings of the Board were held. During such year, each Director attended 100% of the total number of meetings of the Board during his or her term of service. During 2017, each independent Director attended 100% of the total number of meetings held by all committees of the Board for which he served.

Time is allotted at each Board meeting for an executive session involving only the independent Directors. The Company’s independent Directors held four closed-session meetings during 2017, and each independent director attended all meetings during his or her term of service.

The Company encourages, but does not require, the members of its Board to attend the Annual Meeting. Each director then serving on the Board attended the Company’s 2017 Annual Meeting.

Committees of the Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. Each committee is governed by a written charter and is comprised solely of independent Directors in accordance with the Nasdaq Listing Qualifications. Charters for each committee are available on the Company’s website at www.oreillyauto.com and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 874-7161.

Because Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly, Rosalie O'Reilly Wooten and Greg Henslee do not qualify as independent Directors, they do not participate on any committee of the Board.

Audit Committee

Number of Members:	Five

Members:	John R. Murphy (Chairman), Jay D. Burchfield, Thomas T. Hendrickson, Paul R. Lederer, Ronald Rashkow

Number of Meetings During 2017:	Eight
Purpose and Functions:
The Company’s standing Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for reviewing reports of the Company’s financial results, audits and internal controls, including the Company’s Internal Audit Department, and communicating the results of these evaluations to management. The Audit Committee recommends the engagement of independent auditors, confers with the external auditors regarding the adequacy of the Company’s financial controls and fiscal policy in accordance with generally accepted auditing standards and directs changes to financial policies or procedures as appropriate. The Committee also reviews the procedure of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the Company.

The Board has determined that each member of the Audit Committee is “independent” pursuant to the Nasdaq rules, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that Mr. Murphy, chairman of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the SEC. The Company’s Audit Committee Charter may be viewed on its website at www.oreillyauto.com.

Compensation Committee

Number of Members:	Three

Members:	Jay D. Burchfield (Chairman), Paul R. Lederer, Ronald Rashkow

Number of Meetings During 2017:	Four
Purpose and Functions:
The purpose of the Compensation Committee is to act on behalf of the Board with respect to the establishment and administration of the policies, which govern the annual compensation of the Company’s executive officers. The Committee has responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for elected executive officers. The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the Chairman and CEO’s compensation, evaluating the Chairman and CEO’s performance based on those goals and objectives, and determining and approving the Chairman and CEO’s compensation level based on this evaluation. The Company’s Human Resources Department works directly with the Compensation Committee to assist in making recommendations to the Committee for the Chairman and CEO’s total compensation. The Compensation Committee also oversees the grants and related actions under the Company’s various equity plans.

Because the Company’s executive leadership is of critical importance to the Company’s success, the succession planning process is led by the Compensation Committee. This committee reviews the Company’s succession planning practices and procedures and makes recommendations to the Board concerning succession developments, while ensuring the appropriate succession plans are in place for key executive positions.

The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion. The Committee has, from time to time, historically utilized third party compensation survey data and/or outside consultant advisors in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company. During

2017, the Company did not engage an outside consultant advisor for compensation advisory services. The Company’s Compensation Committee Charter may be viewed on its website at www.oreillyauto.com.

Corporate Governance/Nominating Committee

Number of Members:	Three

Members:	Paul R. Lederer (Chairman), Jay D. Burchfield, John R. Murphy

Number of Meetings During 2017:	Four
Purpose and Functions:
The principal purposes of the Corporate Governance/Nominating Committee are

(i)	to establish criteria for the selection of Directors and to recommend to the Board the nominees for Director in connection with the Company's Annual Meeting of the shareholders;

(ii)	to take a leadership role in shaping the Company's corporate governance policies and to issue and implement the Corporate Governance Principles of the Company;

(iii)	to develop and coordinate annual evaluations of the Board, its committees and its members;

(iv)	to advise the Board regarding long-term Board succession; and

(v)	to adhere to all legal standards required by the SEC and Nasdaq.

The Company's Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on its website at www.oreillyauto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director candidates recommended by shareholders. It is the view of the Board that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes

•	a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the SEC and Nasdaq applicable to the Board and each of its committees;

•	depth, breadth and diversity of experience within the Company’s industry and otherwise;

•	commitments outside of the Board and the ability to devote adequate time to Board and committee matters;

•	special areas of expertise;

•	accounting and financial knowledge;

•	willingness to apply sound and independent business judgment;

•	leadership ability;

•	experience in developing and assessing business strategies;

•	corporate governance expertise;

•	risk management skills; and

•	for incumbent members of the Board, the past performance of the incumbent director.

The Corporate Governance/Nominating Committee regularly engages and considers director succession for the members of its Board, committees and committee chairs to ensure a mix of knowledge and abilities, expertise and tenure that promote and support the Company’s long-term success, while giving consideration to evolving skills, perspective and experience needed on the Board to perform its corporate governance role. In addition, when the Corporate Governance/Nominating Committee seeks a new candidate for directorship, it seeks qualifications from the individual that satisfy the established criteria for a person to be nominated and a candidate that will complement the attributes and perspective of the other members of the Board. As the Company’s strategic priorities and the composition of the Board evolve, the priorities and emphasis of qualifications the Corporate Governance/Nominating Committee is seeking in a candidate will change from time to time. Individuals identified by the Corporate Governance/Nominating Committee as qualified to become directors are then recommended to the Board for nomination, and the Board determines the nominees for election after considering the recommendation and report of the Corporate Governance/Nomination Committee.

The Corporate Governance/Nominating Committee expects Messrs. Charles H. O'Reilly Jr. and Paul R. Lederer to retire from the Board at the end of the 2017 director term, consistent with the Board’s mandatory retirement age policy. In November 2017, the Board expanded the size of the Board from nine to 11 members. An executive officer of the Company recommended a qualified candidate, Dana M. Perlman, to the Corporate Governance/Nominating Committee to fill one of the vacancies, to which the

Corporate Governance/Nominating Committee considered and recommended two qualified candidates, Greg Henslee and Dana M. Perlman, to the Board to fill the two vacancies. In November 2017, the Board accepted the nominations and appointed Mr. Henslee and Ms. Perlman to serve as Directors for a term expiring at the 2018 Annual Meeting of Shareholders. The Board intends to return the size of the Board to nine members promptly following Messrs. O’Reilly and Lederer’s retirements.

The Corporate Governance/Nominating Committee expects Mr. Ronald Rashkow to retire from the Board at the end of the 2018 director term, consistent with the Board’s mandatory retirement age policy. Currently, the Corporate Governance/Nominating Committee is actively searching for a qualified candidate for directorship to recommend to the Board in 2018 for consideration for the 2019 director elections.

Finding qualified candidates interested in serving as director is of the highest level of importance to the Corporate Governance/Nominating Committee. As such, the Corporate Governance/Nominating Committee may use any and all appropriate methods at its disposal for identifying candidates for election. The Corporate Governance/Nominating Committee’s methods for identifying candidates for election to the Company’s Board include the solicitation of possible candidates from a number of sources, including engaging with outside search firms, from members of its Board, its executives, individuals personally known to the members of its Board and other research. Shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to O’Reilly Automotive, Inc. Corporate Governance/Nomination Committee, attention to Tricia Headley, at 233 South Patterson Avenue, Springfield, Missouri 65802. The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company’s business structure, and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.

Shareholder Nominations

A shareholder who desires to nominate one or more persons for election as director(s) shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Bylaws) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement. In accordance with Section 13, Article II of the Bylaws, such notice shall set forth

(i)	the name and address of record of the shareholder who intends to make the nomination;

(ii)	the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice;

(iii)	the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee;

(iv)
a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder;

(v)	any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the SEC; and

(vi)	the written consent of each proposed nominee being so named to serve as a Director of the Company.

The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the Annual Meeting, and the defective nomination shall be disregarded.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. In its oversight role, the Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. A quarterly risk overview is provided to the Board by the Company’s General Counsel, by the Company’s Senior Vice President of Information Technology and by the Company’s Vice President of Treasury and Risk Management, which details the Company’s current and potential risks and risk exposure to litigation, information technology and cybersecurity and self-insurance. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews, with management, the Company’s financial performance and financing arrangements and meets with the Company’s external auditors to review the Company’s compliance with all applicable financial reporting and Sarbanes-Oxley requirements. The Corporate Governance/Nominating Committee reviews the Company’s corporate governance guidelines and their implementation and reviews the Corporate Risk Assessment and Management Status Report. This report identifies the material business risks (including strategic and operational) for the Company as a whole and identifies the controls that respond to and mitigate those risks. The Corporate Governance/Nominating Committee also receives a Fraud Risk Assessment report from management, which reviews the Company’s Code of Conduct and Ethics program compliance as well as the Company’s TIPS Hotline and Corporate policies and procedures. The Compensation Committee has overall responsibility for executive officer succession planning and reviews succession plans each year. The Compensation Committee also reviews total compensation for the Company’s management and executives including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company’s performance goals and ensures that the compensation plans and arrangements do not create inappropriate risks. Each committee regularly reports to the full Board.

Board Diversity

In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise and background that would complement the existing Board. While the Board does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board, the Corporate Governance/Nominating Committee will consider diversity in market knowledge, experience, employment, ethnicity, gender and geography among other factors. Decisions by the Board regarding continued service of Directors are made based on expected contributions to the Board in furtherance of the interests of shareholders.

Compensation of Directors

Independent Directors
Independent Directors are paid an annual fee and meeting fees for attendance at each Board and Committee meeting, with the Independent Lead Director receiving an additional annual fee for service on the Board. Each Committee Chairman is paid an additional fee for service as chairman of each respective Committee. As an incentive for recruiting and retaining qualified Directors, the Company also maintains a Director Stock Plan. This plan provides for an annual award to each independent Director of restricted shares that vest equally over a three-year period and/or the grant of non-qualified stock options to purchase shares of the Company’s common stock, at a per share exercise price equal to the closing market value of the Company’s common stock on the date the option is granted, that fully vest after six months and have a life of seven years. Upon resignation from the Board for any reason other than retirement, death or disability, all outstanding stock awards are immediately forfeited. The Board makes an annual determination of the number of restricted shares and/or the number of stock options to be awarded to every independent Director under the Director Stock Plan.

The following table summarizes the compensation paid to the independent Directors, including stock awards, for the year ended December 31, 2017:

Annual fee	$65,000
Annual Independent Lead Director fee	$10,000
Committee Chairman fees	$10,000: Audit Committee
$7,500: Compensation Committee
$5,500: Corporate Governance/Nominating Committee
Board of Director meeting fees	$2,500 for attendance at each quarterly meeting of the Board
Special meeting fees	$1,000 for attendance at each special meeting of the Board
Restricted stock
In May of 2017, each independent Director was awarded a number of restricted shares valued at approximately $135,000. In November of 2017, Dana M. Perlman(1) was awarded a prorated number of restricted shares valued at approximately $67,500 for her prorated annual term. The restricted shares vest in equal annual installments over a three-year period commencing on the first anniversary of the award. In May of 2017, each independent Director received 525 restricted shares awarded at a price of $257.49 per share. In November of 2017, Ms. Perlman(1) received 320 restricted shares awarded at a price of $211.09 per share for her prorated annual term.

Non-qualified stock options	No stock option awards were granted during 2017.

(1)	Appointed by the Board to be a Director of the Board in November of 2017.

Independent Director fees in the aggregate amount of $440,500 were paid during 2017 and independent Director restricted stock awards with an aggregate fair value of $743,460 were granted in 2017.

Affiliated Directors
The Affiliated Director Compensation Plan provides for an annual cash retainer of $210,000 and quarterly meeting fees of $2,500 for attendance at each Board meeting to each of the affiliated Directors (Charles H. O'Reilly Jr., Larry O'Reilly and Rosalie O'Reilly Wooten). Affiliated Directors are not paid any other fee amounts and are not granted equity awards in their capacity as directors.

The Company does not pay additional fees to David O'Reilly or Greg Henslee over and above their respective annual salaries and share-based award, for either of their service to the Board.

The following table summarizes the compensation paid to all Directors for the year ended December 31, 2017, other than David O'Reilly and Greg Henslee whose compensation is fully reflected in the “Summary of Compensation” table portion of this proxy statement:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (b)	Total ($)
Charles H. O'Reilly Jr. (c)	216,923	—	—	—	—	—	216,923
Larry O'Reilly	216,923	—	—	—	—	1,935	218,858
Rosalie O'Reilly Wooten	216,923	—	—	—	—	—	216,923
Jay D. Burchfield	85,250	135,182	—	—	—	—	220,432
Thomas T. Hendrickson	77,750	135,182	—	—	—	—	212,932
Paul R. Lederer (c)	93,250	135,182	—	—	—	—	228,432
John R. Murphy	87,750	135,182	—	—	—	—	222,932
Dana M. Perlman (d)	18,750	67,548	—	—	—	—	86,298
Ronald Rashkow	77,750	135,182	—	—	—	—	212,932

(a)
Stock awards granted to Directors represent restricted shares, which vest in equal annual installments over a three-year period commencing on the first anniversary of the award. The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the date of the award. Please see Note 9 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included on its Annual Report in Form 10-K for the fiscal year ended December 31, 2017, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The table below summarizes the Directors’ outstanding restricted share awards as of December 31, 2017:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jay D. Burchfield	1,027	(i)	247,035
Thomas T. Hendrickson	1,027	(i)	247,035
Paul R. Lederer (c)	1,027	(i)	247,035
John R. Murphy	1,027	(i)	247,035
Dana M. Perlman (d)	320	(ii)	76,973
Ronald Rashkow	1,027	(i)	247,035

(i)
Represents restricted shares granted on May 6, 2015, May 4, 2016, May 10, 2017 and November 9, 2017. The restricted shares granted on May 6, 2015, vest in one installment of 192 shares on May 6, 2018. The restricted shares granted on May 4, 2016, vest in two installments of 155 shares each on May 4, 2018, and May 4, 2019. The restricted shares granted on May 10, 2017, vest in three installments of 175 shares each on May 10, 2018, May 10, 2019, and May 10, 2020.

(ii)
Represents restricted shares granted on November 9, 2017, which vest in two installments of 107 shares each on November 9, 2018, and November 9, 2019, and one installment of 106 shares on November 9, 2020.

(b)	The “All Other Compensation” column includes personal benefits valued at less than $10,000 and consisted of personal use of the Company plane.

(c)	Expected to retire from the Board at the end of the 2017 director term, consistent with the Board’s mandatory retirement age policy.

(d)	Appointed by the Board to be a Director of the Board in November of 2017 and all compensation received was for a prorated annual term.

In addition, all Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, nor has ever been, an officer or an employee of the Company or any of its subsidiaries. None of the Company’s executive officers served as a director or as a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of the Company or a member of the Compensation Committee during 2017.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes the compensation packages of the Company’s principal executive officer, principal financial officer, and three other most highly compensated officers and necessary executive vice presidents who were employed by the Company on December 31, 2017 (such individuals are referred to as the “Named Executive Officers” or “NEOs” in this proxy statement). The NEOs and their positions are identified below:

•	David O'Reilly - Chairman of the Board

•
Greg Henslee - Chief Executive Officer and Director of the Board (appointed to be a director in November 2017) (Mr. Henslee has been nominated as Executive Vice Chairman of the Board and will serve in that role, subject to his election as a director at O’Reilly’s Annual Shareholders’ Meeting on May 8, 2018.)

•	Greg D. Johnson - Co-President (Effective May 8, 2018, Mr. Johnson will be promoted to Chief Executive Officer and Co-President.)

•	Jeff M. Shaw - Co-President (Effective May 8, 2018, Mr. Shaw will be promoted to Chief Operating Officer and Co-President.)

•	Tom McFall - Chief Financial Officer and Executive Vice President

Executive summary
The Compensation Committee of the Board is responsible for reviewing the performance of the Company’s NEOs, Executive Vice Presidents and Senior Vice Presidents (together, its “executive officers”), recommending to the Board compensation packages and specific compensation levels for its executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under the Company’s incentive plans.

At the 2017 Annual Meeting, over 97% of the votes cast in the advisory vote on executive compensation, which were present and entitled to vote on the matter, were in favor of the compensation of the Company’s NEOs as disclosed in the 2017 proxy statement. The Board believes that the outcome of this proposal evidences the commitment of the Compensation Committee to open dialogue with the Company’s shareholders regarding executive compensation program, and the Compensation Committee has and will continue to consider these voting results and shareholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of the Company’s executive officers with its shareholders.

The policies and procedures of the Compensation Committee are designed to assist the Board in its oversight of the implementation and effectiveness of its policies and strategies regarding the investment in the Company’s largest asset, its employees (whom the Company refers to as “Team Members”). These strategies and policies include, but are not limited to,

•	recruiting and retaining qualified Team Members;

•	the career development and progression of Team Members;

•	management succession, in conjunction with the Company’s Corporate Governance/Nominating Committee; and

•	employment practices.

Compensation objectives and philosophy
The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, and which encourages and rewards performance based in part upon the Company’s performance in terms of increases in shareholder value. The Company’s compensation objectives include both long-term, share-based incentives and short-term, cash incentives. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.

Risk assessment of compensation programs
The Compensation Committee has reviewed the potential effects of the various components of the Company’s executive officers’ compensation and benefits programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management. During its review, the Compensation Committee focused on the Company’s short-term incentives, long-term incentives, and change-in-control benefits as having the greatest potential to create incentives for individual or collective risk taking. Following a thorough review of these and the other components of the Company’s compensation and benefits programs, the Compensation Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by its Team Members, and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Overview of compensation programs
The key elements of the compensation packages for the Company’s executive officers are base salary, annual cash incentive compensation and long-term, share-based incentives. In determining the composition of elements in each compensation package, the Compensation Committee looks to create a balanced set of rewards, utilizing market-driven influences and external compensation benchmarks, as well as current cash considerations. To ensure that the Company thrives in the competitive talent market, the Compensation Committee reviews industry resources, references and other benchmark reports to determine competitive market ranges and reasonable levels of compensation.

In reviewing the compensation packages of each of the Company’s executive officers and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual’s compensation, including salary, incentive compensation, accumulated realized and unrealized share-based compensation gains, the dollar value to such individual and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated benefits under the Company’s non-qualified deferred compensation program and the potential impact of several potential severance and change-in-control scenarios. For new appointments to senior executive management, the Company’s management presents compensation recommendations to the Compensation Committee for consideration.

Competitive assessments
The Company’s Human Resources Department provides the Compensation Committee with industry benchmark information and compensation survey data from the companies in its peer group, including peer salary, bonus, incentive compensation, share-based compensation and other compensation. The Compensation Committee considers the Company’s relative performance compared with an established group of peer companies in the automotive aftermarket industry and other specialty retailers.

The Compensation Committee reviews the Company’s peer group, as necessary, to ensure that the comparisons are meaningful. The Compensation Committee evaluates peers that conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, net income, market capitalization, team member count and one and three year total shareholder returns, as applicable. Based on its review, the Compensation Committee added a company to the 2017 peer group for the following reasons: similar market capitalization and revenue growth and acquisitions.

The Compensation Committee also considers broad-based survey data, compiled by Equilar, Inc., of total compensation for top management at companies with total revenues comparable to the total revenues of the Company. The Compensation Committee uses the industry and market survey data as a context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program. The Compensation Committee does not use this data to set specific compensation benchmarks for a position. Rather, the Compensation Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

The companies comprising the 2017 peer group for the Company are identified in the following table and include companies with a market capitalization ranging from $1.34 billion to $30.67 billion. As of December 31, 2017, the median market capitalization of the Company’s 2017 peer group was $4.38 billion and the Company’s market capitalization was $20.28 billion.

Peer Name	Peer Ticker Symbol
Advance Auto Parts, Inc.	AAP
Asbury Automotive Group, Inc.	ABG
AutoNation, Inc.	AN
AutoZone, Inc.	AZO
Bed Bath & Beyond, Inc.	BBBY
Big Lots, Inc.	BIG
CarMax, Inc.	KMX
Dick's Sporting Goods, Inc.	DKS
Dollar Tree, Inc.	DLTR
Fastenal Company	FAST
GameStop Corp.	GME
Genuine Parts Company	GPC
Group 1 Automotive, Inc.	GPI
The Michaels Companies, Inc.	MIK
Monro Muffler Brake, Inc.	MNRO
Office Depot, Inc.	ODP
Penske Automotive Group, Inc.	PAG
Ross Stores, Inc.	ROST
Tractor Supply Company	TSCO

Base salary
The Company provides competitive annual base salaries to its executive officers and management in recognition of their job responsibilities. In determining annual base salary, it is the Compensation Committee’s goal to bring the salaries of the Company’s executive officers and management in line with base compensation being paid by its peer group. The Compensation Committee specifically reviews compensation information from the publicly traded automotive aftermarket companies in its peer group and compensation surveys and data from the other specialty retailers in its peer group. The Compensation Committee believes that the Company’s principal competitors for its executive officers are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes may not be the same as the companies comprising the indices included in the Annual Shareholders’ Report of the Company for 2017 that accompanies this proxy statement. The Compensation Committee established increased base salary levels in 2017 for the Company’s NEOs to maintain compensation at competitive levels and to reflect its performance and the individual performance of each of its NEOs.

Incentive compensation plan
The Company provides competitive annual incentive compensation as a percent of base salary based on achievement of certain objective performance goals established by the Compensation Committee each year in order to motivate attainment of short-term goals, link annual cash compensation to achievement of the annual priorities and reward individual performance and contribution. At the beginning of each year, a comprehensive operating plan is developed, which contains estimates for the Company’s projected performance for the year, by reviewing the Company’s historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies. The targets for the incentive compensation plans set by the Compensation Committee generally correspond to this operating plan; the comprehensive operating plan for the 2017 fiscal year was approved by the Board in February of 2017, and reflects the projected results for the 2017 fiscal year. The Company’s actual performance in each of the target areas is compared to the individual targets predetermined by the Compensation Committee, in order to determine the incentive amount, if any, achieved by each executive officer. Upon achievement of such performance goals, executive officers receive incentive compensation based upon a percentage of their respective base salaries for the attainment of a defined performance goal. The overall potential value varies depending upon the executive’s position; however, under the Company’s 2017 Incentive Award Plan, the maximum aggregate amount of cash compensation, which may be paid to any one participant in any year in respect of all awards that are intended to constitute performance-based compensation under Section

162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), is $10,000,000. For 2017, the Company’s Chief Executive Officer had a cumulative target of 100% of his base salary, and its Co-Presidents and Chief Financial Officer had cumulative targets of 80% of their individual base salaries, which were, in each case, the same salary targets applicable in 2016. The Board sets performance target achievement levels for its executives that are challenging enough to require strong and consistent effort by the executives in order to be achieved and such that the Company’s actual performance above projections would result in payouts above target levels and would likely also result in an increase in total shareholder value. Over the last five years, annual incentive payouts under the executive incentive compensation plan have been below target one time and exceeded target four times, ranging from 15% to 245% of target during this period of time, and over that same period, the value of the Company’s stock, and associated shareholder value, increased over 169%.

The performance metrics, weighting, targets, actual results and achievement levels utilized by the Compensation Committee for calculating NEO incentive compensation for the year ended December 31, 2017, are identified in the table below:

Performance Metric	Weight (%)	Threshold	Target	Actual	Achievement (%)
Comparable store sales (a)	30	2.4%	4.0%	1.4%	—
Operating income (in thousands) (b)	30	$1,799,000	$1,867,000	$1,716,271	—
Return on invested capital (c)	20	32.85%	34.92%	32.47%	—
Free cash flow (in thousands) (d)	20	$758,000	$959,000	$889,059	14.8
	100				14.8

(a)	Calculated based on the change in sales of stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.

(b)	Calculated as operating income for the full year in the amount of $1,725,400 thousand, less $9,129 thousand, as the result of the expiration of the statute of limitations related to a legacy claim.

(c)	Calculated as net income plus interest expense, divided by the sum of average debt and average equity, less average cash.

(d)	Calculated as net cash provided by operating activities less capital expenditures and excess tax benefit from share-based compensation payments for the period.

The following table summarizes the 2017 performance incentive compensation plan salary targets and the resulting payouts for each of the Company’s NEOs who participated in the plan:

Named Executive Officer	Base Salary ($)	Target (%)	Target ($)	Achievement (%)	Incentive Achieved ($)
Chief Executive Officer	1,325,000	100	1,325,000	14.8	195,842
Co-Presidents	550,000	80	440,000	14.8	65,034
Chief Financial Officer	750,000	80	600,000	14.8	88,683

Long-term, stock-based incentives
The Company offers long-term incentives for executive officers and management in the form of stock option and restricted stock awards. Stock options and restricted stock may be awarded to the Company’s NEOs, upper- and middle-managers and other key personnel.

The Company believes that its stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance. The Compensation Committee has determined that the annual award of restricted stock or grant of stock options to the Company’s executive officers is a key component of each executive officer’s total compensation package based on his duties. The amounts of such restricted stock awards and/or stock option grants are determined by the Compensation Committee annually in conjunction with performance reviews and salary adjustments during the January Compensation Committee meeting. In determining whether and how many restricted stock awards and/or stock options should be granted, the Compensation Committee considers the responsibilities and seniority of each of the executive officers, as well as the Company’s financial performance and other factors as it deems appropriate, consistent with its compensation philosophy and policies. The restricted stock awards and stock options awarded by the Compensation Committee in 2017, as reflected in the “Grants of Plan Based Awards” table, include an annual award of restricted stock or grant of stock options, as the case may be, determined by the Compensation Committee in consideration of the factors described above.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component. After a thorough analysis, stock options and restricted stock awards were determined to be the most effective methods of aligning management interests with those of the Company’s shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment. These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the closing market value of the common stock underlying the option on such date. It is the Company’s belief that these position-related grants provide additional incentive to its executives, management and other Team Members to set personal long-term employment goals. In furtherance of this belief, the Company also has a Team Member stock purchase plan that enables Team Members to purchase its common stock at a discount through payroll deductions, and Team Members are also able to invest in the Company’s common stock through its 401(k) plan. In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition. The Compensation Committee believes that these special stock option awards provide additional incentive to the Company’s executive officers, management and other Team Members to ensure these material acquisitions are integrated effectively and efficiently. No position-level stock option awards, or other special stock option awards in connection with a material business event, were granted during 2017 to NEOs.

Other
The Company sponsors a 401(k) Profit Sharing and Savings Plan (the “401(k) Plan”) that allows Team Members to make plan contributions on a pre-tax basis. The Company matches 100% of the first 2% of the Team Member’s compensation, and 25% of the next 4% of the Team Member’s compensation. Although executives are eligible to participate in the 401(k) plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Code prevents highly compensated employees, as defined by the Code, from participating at the same levels as non-highly compensated employees. The Company has established the O’Reilly Automotive Deferred Compensation Plan (the “Deferred Compensation Plan”), which is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan. The Deferred Compensation Plan provides executives who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan. This benefit, which assists executives in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

Section 162(m) generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn base and incentive compensation, whether through base salary, cash incentive based compensation programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. The Company believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

In addition, the Company provides its executive officers with certain perquisites, which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior Team Members, as well as maintaining a competitive total compensation package for the executive officers.  Perquisites can include personal use of a Company automobile, personal use of the Company plane, reimbursement for health and country club memberships and reimbursements under the Company’s executive management medical reimbursement benefit plan. Perquisite amounts for the Company’s NEOs are included in the “Summary of Compensation” table in the column “All Other Compensation.”

Compensation mix
The following table summarizes the Company’s actual compensation mix that resulted in 2017 from the compensation programs and practices described above, which includes base salary, restricted stock awards or stock options, non-equity incentive compensation and/or other benefits, for each of its NEOs:

Named Executive Officer	Base Salary	Restricted Stock Awards	Stock Options	Non-Equity Incentive Compensation	Other Benefits	Total Compensation
Chairman of the Board	64%	32%	—%	—%	4%	100%
Chief Executive Officer	45%	—%	46%	7%	2%	100%
Co-President	44%	—%	47%	6%	3%	100%
Co-President	44%	—%	47%	6%	3%	100%
Chief Financial Officer	46%	—%	46%	5%	3%	100%

Clawback policy
The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability while tying compensation to the Company’s performance. The Board, following a recommendation by the Compensation Committee, adopted an incentive compensation clawback policy (the “Policy”) in 2014. Each of the Company’s NEOs has signed an acknowledgement agreeing to comply with the provisions of the Policy. The Policy is intended to provide an appropriate and effective incentive compensation recoupment program and to offer a balanced approach to aligning the interests of the Company’s NEOs and shareholders.

The adopted Policy specifically provides that if the Board or the Compensation Committee determines that incentive compensation of a current or former NEO was overpaid as a result of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements that resulted from the fraud or willful misconduct of the covered employee, then the Board or the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results. The Policy also provides that, to the extent practicable and as permitted by applicable law, the Board or Compensation Committee will determine whether to seek to recover or cancel the difference between any incentive compensation that was based on having met or exceeded performance targets that would not otherwise have been met based upon accurate financial data and the incentive compensation that would have been paid or granted or that would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable.

The Policy applies to all incentive compensation granted, paid or credited after the Policy’s adoption by the Board, except to the extent prohibited by applicable law or any other legal obligation of the Company. “Incentive compensation” means performance bonuses and incentive awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards) paid, granted, vested or accrued under any Company plan or agreement in the form of cash or Company common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in O’Reilly Automotive, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

Jay D. Burchfield
Chairman of the Compensation Committee

Paul R. Lederer
Member of the Compensation Committee

Ronald Rashkow
Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table summarizes the annual compensation paid to or earned by the Company’s NEOs for the fiscal years ended December 31, 2017, 2016 and 2015:

SUMMARY OF COMPENSATION
Name And Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(e)	Total ($)
David O'Reilly	2017	683,000	—	344,735	—	—	—	43,429	1,071,164
Chairman of the Board	2016	644,615	—	325,039	—	—	—	47,272	1,016,926
	2015	633,846	—	307,662	—	—	—	42,033	983,541
Greg Henslee (f)	2017	1,313,462	—	—	1,324,580	195,842	—	53,050	2,886,934
Chief Executive Officer and Director of the Board	2016	1,238,461	—	—	1,250,025	2,042,341	—	54,667	4,585,494
	2015	1,205,769	—	—	1,175,023	2,881,471	—	53,635	5,315,898
Greg D. Johnson	2017	519,230	—	—	549,809	65,034	—	34,036	1,168,109
Co-President	2016	342,308	—	—	255,973	457,484	—	23,156	1,078,921
	2015	311,538	—	—	240,012	588,556	—	25,464	1,165,570
Jeff M. Shaw	2017	526,923	—	—	549,809	65,034	—	36,649	1,178,415
Co-President	2016	396,923	—	—	319,966	522,839	—	31,359	1,271,087
	2015	388,846	—	—	304,036	745,504	—	31,059	1,469,445
Tom McFall	2017	745,385	—	—	749,799	88,683	—	48,454	1,632,321
Chief Financial Officer and Executive Vice President	2016	713,846	—	—	720,010	941,111	—	46,382	2,421,349
	2015	698,462	—	—	680,035	1,334,060	—	41,462	2,754,019

(a)	The “Salary” column includes the portion of salary deferred at NEO’s election under the Company’s Profit Sharing and Savings Plan and/or Deferred Compensation Plan.

(b)
The “Stock Awards” column refers to restricted share awards granted in 2015, 2016 and 2017, as further discussed in the “Long-term, stock-based incentives” section of the “Compensation Discussion and Analysis” portion of this proxy statement. All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award. The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the date of the award. Please see Note 9 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(c)
The “Option Awards” column refers to the option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant. The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2017, 2016 and 2015. During the fiscal years ended December 31, 2017, 2016 and 2015, no option awards were forfeited by the named executives. The grant date fair value of option awards was determined using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield. Please see Note 9 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for further discussion of these assumptions and the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(d)
The “Non-Equity Incentive Plan Compensation” column refers to the cash payouts under the Company’s annual performance incentive plan, which is paid in the year following the plan year. Detailed descriptions of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(e)	The “All Other Compensation” column includes the following:

Name	Year	Company Contributions to Deferred Compensation Plan ($)	Company Contributions to Profit Sharing and Savings Plan ($)	Medical Insurance Premium Reimbursement ($)	Value of Company Paid Group Term Life Insurance ($)	Stock Discount from Employee Stock Purchase Plan ($)	Personal Use of Company Automobile or Allowance for Personal Automobile ($)	Perquisites and Personal Benefits ($)(i)
David O'Reilly	2017	13,660	6,830	9,000	6,858	—	6,057	1,024
	2016	12,892	6,446	9,000	6,858	—	6,209	5,867
	2015	12,677	6,338	8,750	7,122	—	6,122	1,024
Greg Henslee (f)	2017	18,000	—	9,000	2,322	11,963	4,724	7,041
	2016	18,000	—	9,000	2,322	10,851	10,779	3,715
	2015	21,974	—	8,750	2,370	10,189	5,039	5,313
Greg D. Johnson	2017	10,385	5,192	9,000	924	4,564	3,600	371
	2016	1,712	4,519	9,000	722	2,969	3,867	367
	2015	1,558	11,539	8,750	609	2,647	—	361
Jeff M. Shaw	2017	11,846	5,269	9,000	1,905	4,683	3,600	346
	2016	8,925	4,846	9,000	924	3,482	3,675	507
	2015	3,325	14,477	8,750	879	3,202	—	426
Tom McFall	2017	15,378	7,454	9,000	810	6,801	3,705	5,306
	2016	14,277	7,138	9,000	810	6,258	3,748	5,151
	2015	13,969	6,985	8,750	831	5,905	—	5,022

(i)
The “Perquisites and Personal Benefits” column for each NEO for each year included perquisites and personal benefits valued at less than $10,000 for each benefit, which consisted of, for certain NEOs but not necessarily all, personal use of the Company plane and/or club dues.

(f)
Greg Henslee was appointed by the Board to be a Director of the Board in November of 2017 and receives no additional fees, over and above his annual salary and share-based compensation, for his service to the Board.

The following table summarizes all awards granted during the year ended December 31, 2017, to each of the NEOs:

GRANTS OF PLAN BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David O'Reilly	2/2/2017	—	—	—	—	—	—	1,343	—	—	344,735
Greg Henslee (d)	2/2/2017	—	1,325,000	—	—	—	—	—	—	—	—
	2/2/2017	—	—	—	—	—	—	—	18,247	256.69	1,324,580
Greg D. Johnson	2/2/2017	—	440,000	—	—	—	—	—	—	—	—
	2/2/2017	—	—	—	—	—	—	—	7,574	256.69	549,809
Jeff M. Shaw	2/2/2017	—	440,000	—	—	—	—	—	—	—	—
	2/2/2017	—	—	—	—	—	—	—	7,574	256.69	549,809
Tom McFall	2/2/2017	—	600,000	—	—	—	—	—	—	—	—
	2/2/2017	—	—	—	—	—	—	—	10,329	256.69	749,799

(a)
The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” - “Target” column refers to the potential cash payouts under the Company’s annual performance incentive plan for its executive officers, including the NEOs, for 2017, which would be paid during 2018. The Compensation Committee approved the goals for the 2017 incentive plans in February 2017. The payout amounts for each NEO for 2017 were reviewed and approved by the Compensation Committee and the Board in February 2018, upon completion of the consolidated financial statements for the fiscal year ended December 31, 2017. The “Summary of Compensation” table details amounts actually paid under the 2017 annual performance incentive plans in the “Non-Equity Incentive Plan Compensation” column, which were paid in the year following the plan year. A detailed description of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(b)	The “All Other Stock Awards: Number of Shares of Stock or Units” column refers to restricted share awards granted to NEOs, which vest in three equal installments on February 2, 2018, 2019 and 2020.

(c)
The “All Other Option Awards: Number of Securities Underlying Options” column refers to stock option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant, while the remainder become exercisable four years from the date of grant.

(d)
Greg Henslee was appointed by the Board to be a Director of the Board in November of 2017 and receives no additional fees, over and above his annual salary and share-based compensation, for his service to the Board.

The following table identifies information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the NEOs as of December 31, 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable							(#)	($)
David O'Reilly	25,000	—		—	28.69	2/10/2019	—	—	—	—
	25,000	—		—	39.52	2/11/2020	—	—	—	—
	—	—		—	—	—	2,720 (a)	654,269	—	—
Greg Henslee (b)	50,000	—		—	28.69	2/10/2019	—	—	—	—
	50,000	—		—	39.52	2/11/2020	—	—	—	—
	48,206	—		—	58.21	2/8/2021	—	—	—	—
	36,214	—		—	81.54	2/2/2022	—	—	—	—
	33,846	—		—	92.65	1/31/2023	—	—	—	—
	20,682	6,894	(c)	—	132.29	1/30/2024	—	—	—	—
	11,544	11,544	(d)	—	192.65	1/29/2025	—	—	—	—
	4,566	13,698	(e)	—	256.34	1/28/2026	—	—	—	—
	—	18,247	(f)	—	256.69	2/2/2027	—	—	—	—
Greg D. Johnson	3,374	—		—	58.21	2/8/2021	—	—	—	—
	2,537	—		—	81.54	2/2/2022	—	—	—	—
	2,355	—		—	92.65	1/31/2023	—	—	—	—
	1,439	479	(c)	—	132.29	1/30/2024	—	—	—	—
	2,358	2,358	(d)	—	192.65	1/29/2025	—	—	—	—
	935	2,805	(e)	—	256.34	1/28/2026	—	—	—	—
	—	7,574	(f)	—	256.69	2/2/2027	—	—	—	—
Jeff M. Shaw	10,000	—		—	22.65	7/11/2018	—	—	—	—
	3,615	—		—	58.21	2/8/2021	—	—	—	—
	2,758	—		—	81.54	2/2/2022	—	—	—	—
	15,000	—		—	90.79	12/13/2022	—	—	—	—
	4,905	—		—	92.65	1/31/2023	—	—	—	—
	5,265	1,755	(c)	—	132.29	1/30/2024	—	—	—	—
	2,987	2,987	(d)	—	192.65	1/29/2025	—	—	—	—
	1,169	3,506	(e)	—	256.34	1/28/2026	—	—	—	—
	—	7,574	(f)	—	256.69	2/2/2027	—	—	—	—
Tom McFall	22,500	—		—	28.69	2/10/2019	—	—	—	—
	30,000	—		—	39.52	2/11/2020	—	—	—	—
	28,120	—		—	58.21	2/8/2021	—	—	—	—
	21,140	—		—	81.54	2/2/2022	—	—	—	—
	19,784	—		—	92.65	1/31/2023	—	—	—	—
	12,034	4,011	(c)	—	132.29	1/30/2024	—	—	—	—
	6,681	6,681	(d)	—	192.65	1/29/2025	—	—	—	—
	2,630	7,890	(e)	—	256.34	1/28/2026	—	—	—	—
	—	10,329	(f)	—	256.69	2/2/2027	—	—	—	—

(a)
Represents restricted shares granted on January 29, 2015, January 28, 2016, and February 2, 2017. The restricted shares granted on January 29, 2015, vest in one installment of 532 shares on January 29, 2018. The restricted shares granted on January 28, 2016, vest in two installments of 423 shares on January 28, 2018, and 422 shares on January 28, 2019. The restricted shares granted on February 2, 2017, vest in two installments of 448 shares each on February 2, 2018, and February 2, 2019, and one installment of 447 shares on February 2, 2020.

(b)	Appointed by the Board to be a Director of the Board in November of 2017.

(c)	Represents stock options granted on January 30, 2014, which become exercisable in four equal installments on January 30, 2015, 2016, 2017 and 2018.

(d)	Represents stock options granted on January 29, 2015, which become exercisable in four equal installments on January 29, 2016, 2017, 2018 and 2019.

(e)	Represents stock options granted on January 28, 2016, which become exercisable in four equal installments on January 28, 2017, 2018, 2019 and 2020.

(f)	Represents stock options granted on February 2, 2017, which become exercisable in four equal installments on February 2, 2018, 2019, 2020 and 2021.

The following table summarizes stock option awards exercised and shares of restricted stock, which vested during the year ended December 31, 2017, and the aggregate dollar values realized upon such exercise or vesting for each of the NEOs:

OPTION EXERCISES AND STOCK VESTED
	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)
David O'Reilly	50,000	10,490,480	1,698	446,504
Greg Henslee (b)	80,000	19,156,138	—	—
Greg D. Johnson	27,000	5,901,951	—	—
Jeff M. Shaw	5,000	1,073,104	—	—
Tom McFall	30,000	6,039,000	—	—

(a)
Reflects the vesting of restricted stock awards granted in 2014, 2015 and 2016. All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award.

(b)	Appointed by the Board to be a Director of the Board in November of 2017.

The following table identifies information regarding the contributions by each NEO and the Company under the Deferred Compensation Plan for the year ended December 31, 2017, as well as information on aggregate earnings, withdrawals and balances for each NEO:

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
David O'Reilly	34,075	12,892	273,741	—	1,410,462
Greg Henslee (d)	78,635	18,000	502,021	—	4,305,961
Greg D. Johnson	101,365	1,712	103,586	—	483,420
Jeff M. Shaw	521,996	8,925	398,700	—	3,430,125
Tom McFall	161,092	14,277	151,946	—	1,163,137

(a)	All NEO contribution amounts have been included in the “Salary” column of the “Summary of Compensation” table.

(b)
All registrant contributions have been included in the “All Other Compensation” column of the “Summary of Compensation” table. NEOs must be employed on December 31 to receive that year's Company matching contribution, with the matching Contribution funded annually at the beginning of the year following the year in which the matching contribution was earned. At the beginning of 2018, Company matching contributions of $13,660, $18,000, $10,385, $11,846, and $15,378 were contributed for David O'Reilly, Greg Henslee, Greg D. Johnson, Jeff M. Shaw, and Tom McFall, respectively, for the fiscal year ended December 31, 2017.

(c)	Amounts included in the “Aggregate Earnings in Last Fiscal Year” column are not reported as compensation in the “Summary of Compensation” table.

(d)	Appointed by the Board to be a Director of the Board in November of 2017.

The Deferred Compensation Plan provides executive officers who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation, including salary and incentive based compensation, by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan. The Deferred

Compensation Plan is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan. Executive officers may elect to defer their base compensation, incentive compensation and/or bonuses to the Deferred Compensation Plan. Executive officers can elect to allocate their contributions, as well as the Company matching contributions, to various equity, bond or fixed income funds, or a combination thereof, and all interest and/or earnings, which may be credited to the executive officer’s account, are based on the applicable fund’s market performance. Executive officers may elect to receive distributions at retirement or starting in a specific future year before or after anticipated retirement and may elect to receive the distribution in a lump sum or in periodic payments.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of the Company’s median employee (excluding the Chief Executive Officer). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). In identifying the Company’s median employee, the Company calculated the annual total cash compensation of each employee for the year ended December 31, 2017. Total cash compensation for this purpose included base salary, bonus and commissions and was calculated using the Company’s payroll data. No cost-of-living adjustments were applied as part of the calculation. The Company selected the median employee based on 74,341 full-time, part-time and seasonal workers who were employed as of December 31, 2017. For employees that were hired during the year ended December 31, 2017, but did not work the full year, their compensation was annualized, but no full-time equivalent adjustments were made. Independent contractors or leased workers were not included in the population.

Annual total compensation, as determined under Item 402 of Regulation S-K, for the Company’s Chief Executive Officer was $2,886,934 for the year ended December 31, 2017. Annual total compensation, as determined under Item 402 of Regulation S-K, for the Company’s median employee was $20,453 for the year ended December 31, 2017. The ratio of the Company’s Chief Executive Officer’s annual total compensation to its median employee’s total compensation is 141 to 1 for the year ended December 31, 2017.

Potential Payments on Termination or Change in Control

Change in Control Agreements
The Company has entered into change in control severance agreements (“the CIC Agreements”) with its NEOs, which become effective only upon a Change in Control (as defined in the CIC Agreements). In addition, under the Company’s incentive plans there is acceleration of vesting with respect to stock options and restricted stock awards upon a Change in Control (as defined in the applicable incentive plan).

Pursuant to the terms of the CIC Agreements, if, within six months prior to or two years following a Change in Control, any of the NEOs’ employment is terminated by the Company without “Cause,” by reason of death or “Disability,” or by the NEO for “Good Reason” (each, as defined in the CIC Agreements), then the executive will be entitled to

•	continuation of salary for two years and a payment equal to two times the NEO’s target bonus;

•	continuation of insurance coverage for two years;

•	any unpaid bonus for the immediately preceding year and a pro rata target bonus for the year of termination;

•	an amount equal to all earned but unused vacation days;

•	payment for outplacement services, up to $30,000 and not to exceed 24 months;

•	immediate vesting for all equity-based awards and immediate exercisability for 12 months for all outstanding stock options; and

•	all reasonable legal fees and expenses incurred in disputing the termination of the executive’s employment.

The following table shows the amounts that those NEOs who have entered into CIC Agreements would have received if their employment had been terminated by the Company without Cause immediately following a Change in Control on December 31, 2017. The unvested stock option grants and unvested restricted share awards vest pursuant to the terms of the incentive plans upon a Change in Control irrespective of a termination of employment. This table does not include amounts related to the NEOs’ vested benefits under the Deferred Compensation Plan or pursuant to stock option grants or restricted share awards, which are described in the tables above.

	David O'Reilly	Greg Henslee (a)	Greg D. Johnson	Jeff M. Shaw	Tom McFall
Annual salary	$1,378,000	$2,650,000	$1,100,000	$1,100,000	$1,500,000
Incentive compensation	—	2,650,000	880,000	880,000	1,200,000
Continuation of insurance coverage	2,910	35,805	17,060	35,425	40,617
Earned but not used vacation	53,000	101,923	11,635	42,043	43,269
Unvested stock option grants	—	1,299,118	164,776	333,026	754,144
Unvested restricted share awards	654,269	—	—	—	—
Total	$2,088,179	$6,736,846	$2,173,471	$2,390,494	$3,538,030

(a)	Appointed by the Board to be a Director of the Board in November of 2017.

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David O'Reilly. Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter. As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually; and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee. Mr. O’Reilly, in consultation with the Compensation Committee, has elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the company and his more limited role in the Company’s day-to-day operational activities.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement’s term. Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company. If Mr. O’Reilly had terminated employment on December 31, 2017, such payments would have totaled approximately $680,000.

The Company entered into a written retirement agreement effective December 29, 1997, as amended on February 1, 2001, with David O'Reilly. Such agreement, as amended, provides for supplemental retirement benefits for a period of ten years beginning with the date of Mr. O’Reilly’s retirement. Benefits under the agreement include an annual salary, adjusted annually for inflation, full participation in the Company’s health insurance program, full participation in the Company’s medical reimbursement plan for senior management, use and maintenance of a Company vehicle and premiums for split-dollar life insurance. Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company. If Mr. O’Reilly had retired from the Company on December 31, 2017, his first year annual salary payment would have totaled approximately $195,000, and his other benefits under this agreement for the first year would have totaled approximately $23,000.

Director Compensation

Please see the “Compensation of Directors” section of this proxy statement for a discussion of the manner in which the Company’s directors are compensated.

Certain Relationships and Related Transactions

The Company leases certain land and buildings related to 73 of its O’Reilly Auto Parts stores under fifteen- and twenty-year operating lease agreements with entities in which Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten, or members of their families, are affiliated. In addition, the Company leases certain land and buildings related to two of its O’Reilly Auto Parts stores under fifteen-year operating lease agreements with Greg Henslee. Generally, these lease agreements provide for renewal options for an additional five years at the option of the Company and the lease agreements are periodically modified to further extend the lease term for specific stores under the agreements. The total aggregate lease payments paid by the Company to the entities and individuals above was $4.6 million for the year ended December 31, 2017. The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Approval or ratification of transactions with related persons
Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all proposed transactions between the Company, any of the Company’s Officers or Directors, or relatives or affiliates of any such Officers or Directors, to ensure that such related party transactions are on a similar economic basis as a like transaction that occurred at arm’s length with an independent third party and are in the Company’s overall best interest and in the best interest of the Company’s shareholders. The quarterly Audit Committee meeting includes a standing agenda item for the review of such related party transactions. The Audit Committee has not adopted any specific procedures for the conduct of the reviews, rather each transaction is considered in light of the individual facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers the following, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to the Company;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one or more of the Company’s Officers or Directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

During 2017, all related party transactions were reviewed in accordance with the above procedures.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such individuals are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, it believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions for the year ended December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on the Company’s website at www.oreillyauto.com. In compliance with that charter and in connection with the December 31, 2017, financial statements, the Audit Committee

•	reviewed and discussed with management the Company’s audited financial statements as of, and for the year ended, December 31, 2017;

•
discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•
received from the independent auditors the written disclosures and the letter regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

John R. Murphy
Chairman of the Audit Committee

Jay D. Burchfield
Member of the Audit Committee

Thomas T. Hendrickson
Member of the Audit Committee

Paul R. Lederer
Member of the Audit Committee

Dana M. Perlman
Member of the Audit Committee

Ronald Rashkow
Member of the Audit Committee

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to provide shareholders with an opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of its NEOs. This proposal is commonly referred to as a “Say-on-Pay” proposal. As required by these rules, the Company is asking you to vote FOR the adoption of the following resolution:

“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders should review the Company’s compensation of its NEOs in the “Compensation Discussion and Analysis” (“CD&A”) section herein and Compensation Committee report included in these proxy materials. As described in the CD&A, the Company’s executive officer compensation programs are designed around the following elements:

•	recruiting and retaining qualified Team Members,

•	the career development and progression of the Company’s Team Members, and

•	observed industry practices.

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable and that encourages and rewards performance based in part upon the Company’s performance in terms of increases in share value. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members. The Company’s executive compensation policies are focused upon both short-term and long-term incentives and goals. The Company believes that such policies do not create incentives for inappropriate individual or collective risk taking. The Company also believes that the current programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

The Company also has adopted an incentive compensation clawback policy and entered into change in control agreements with the Company’s executives that do not contain excise tax gross-up provisions, as described in more detail above under the description “Clawback policy” and under the description “Potential Payments on Termination or Change in Control” in this proxy statement.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action. However, the Compensation Committee, which is responsible for designing and implementing its executive compensation packages, values the opinions expressed by the Company’s shareholders in this vote and will consider the outcome of the vote when making decisions on future executive compensation packages.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Ernst & Young LLP (“E&Y”), as the Company’s independent auditors for the year ending December 31, 2018, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. E&Y has audited the Company’s financial statements since 1992. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

None of the Company’s Bylaws, other governing documents, Missouri or federal law, or The Nasdaq Global Select Market Listing Qualifications require shareholder ratification of the selection of E&Y as the Company’s independent auditors. However, the Audit Committee is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes the fees billed by E&Y for audit and other professional services during the years ended December 31, 2017 and 2016:

	For the Year Ended December 31,
	2017	2016
Audit fees (a)	$1,948,963	$1,958,062
Audit-related fees (b)	30,900	30,900
Tax fees (c)	204,298	270,392
Total Fees	$2,184,161	$2,259,354

(a)
Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting and the review of the Company’s quarterly reports on Form 10-Q for such year and reviews in connection with documents filed with the SEC.

(b)	Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plans.

(c)	Consists of fees and expenses billed for tax advisory services, including compliance, planning and advice.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Committee at its next scheduled meeting. All services provided by E&Y during 2017 were preapproved in accordance with this policy.

The Audit Committee, after review and discussion with E&Y of the preceding information, determined that the provision of these services was compatible with maintaining E&Y’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP, AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 4 - SHAREHOLDER PROPOSAL ENTITLED “SPECIAL SHAREHOLDER MEETING IMPROVEMENT”

The Company has been advised that Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated he is a beneficial owner of no fewer than 50 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

This proposal is of increased importance because we do not have the right to act by written consent. The lax corporation laws of Missouri do not allow shareholder action by written consent.

Scores of Fortune 500 companies allow 10% of shares to call a special meeting compared to O’Reilly Automotive’s higher requirement. O’Reilly Automotive shareholders do not have the full right to call a special meeting that is available under state law.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

An enhanced ability of shareholders to call a special meeting would give shareholders greater standing to have input in improving the makeup of our board of directors after the 2018 annual meeting. This is especially important since our stock traded at $290 in 2016.

Plus the revolution in retail may not be best addressed by 4 directors who had from 37 to 51 years long-tenure at our company. Long-tenure can impair the independence of a director no matter how well qualified. Independence is a high value attribute in a director. Plus these long-tenure directors bring no new experience gained form serving on the boards of other companies.

Our 4 inside directors could be a powerful faction on the board that would always vote in lockstep - leading to a lack of diversity in director deliberations.

There was no director with electronic commerce experience. O’Reilly Automotive is a rare company that gets but one new director per decade. This is not a good board refreshment and board diversity policy.

There could already be signs of shareholder dissatisfaction with the O’Reilly Automotive practice of long-tenure to the extreme. For instance Lawrence P. O’Reilly and Rosalie O’Reilly-Wooten, who averaged 42-years in long-tenure, each received 16-times as many negative votes as Thomas Hendrickson who had 7-years tenure.

Please vote to enhance director accountability to shareholders:
Special Shareholder Meeting Improvement - Proposal 4

The Company’s Statement in Opposition to Proposal 4:

The Board recommends a vote AGAINST proposal 4, as the Board believes that providing holders of only 10% of the Company’s outstanding common stock the power to call a special meeting of stockholders is unnecessary and not in the best interests of the Company or its stockholders.

Stockholders currently have a meaningful, balanced right to call a special meeting.

The Company’s Bylaws already permit stockholders who own 25% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting. The 25% minimum threshold is a reasonable one that strikes the right balance between ensuring that stockholders have a means of calling a stockholders meeting and protecting against the risk that a small minority of stockholders could trigger a special meeting and its associated financial expense and disruption to the Company’s business.

The current right of stockholders to call a special meeting reflects purposeful decision-making by the Board.

The Board evaluated a number of different factors in adopting the existing right of stockholders to call a special meeting, including the interests of the Company’s stockholder base, the resources required to convene a special meeting and the existing opportunities stockholders have to engage with the Board and senior management in between annual meetings. The Board also considered the characteristics and composition of the Company’s stockholder base, including that three stockholders each held, and continue to hold, greater than 5% of our stock. The Board believes that providing stockholders owning 25% of the Company’s outstanding stock the right to call a special meeting strikes a reasonable balance between enhancing our stockholders’ ability to act on important and urgent matters and protecting against misuse of the right by a small number of stockholders whose interests may not be shared by the majority of stockholders.

Convening a meeting of stockholders also imposes significant administrative and operational costs. The Company must prepare required disclosures, print and distribute materials, solicit proxies and tabulate votes. A significant amount of attention by the Board, management and employees is required to prepare for special meetings, distracting them from their primary focus of maximizing long-term financial returns and operating the Company’s business in the best interests of stockholders. Because special meetings require a considerable diversion of resources, they should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Unlike a 10% ownership threshold, the Company’s 25% threshold prevents a small minority of stockholders from calling a special meeting and imposing these costs on all stockholders even when most stockholders do not want a special meeting. Therefore, the Board believes the existing right of stockholders to call a special meeting provides a reasonable additional mechanism for stockholders to address important issues.

We are committed to strong and effective corporate governance practices and stockholder engagement.

In addition to the existing right of stockholders to call a special meeting, the Board has implemented numerous corporate governance policies that offer stockholders a meaningful voice. Those policies offer the following:

•	The ability of certain stockholders to include director nominees in the Company’s proxy statements (as discussed further under “Future Proposals of Shareholders”);

•	The opportunity to elect directors annually using a majority voting standard;

•
The ability to recommend director candidates to the Corporate Governance/Nominating Committee, which considers those recommendations in the same manner as recommendations received from other sources (as discussed further under “Information Concerning the Board of Directors - Committees of the Board - Corporate Governance/Nominating Committee”);

•	The right to submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting, subject to the rules and regulations of the SEC;

•	The opportunity to communicate directly with any member of the Board or Board committee; and

•	The opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation.

We have recently taken steps to refresh our Board.

The Board recognizes the importance of deliberate Board refreshment and succession planning to ensure that directors possess a combined set of skills, experience and qualifications for the Board to successfully oversee management’s execution of the Company’s strategic initiatives. To that end, the Board appointed two new directors in 2017, Greg L. Henslee and Dana Perlman.

Mr. Henslee has tremendous experience and expertise in the automotive aftermarket industry and the Company’s operations, strategic planning and leadership development. In addition, Ms. Perlman brings to the Company significant and extensive global retail, investment banking and business development experience.

The Company’s long track record of performance demonstrates that the Company’s existing corporate governance policies are effective.

The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company. In particular, the proposal ignores the tremendous shareholder value created by the Company’s outstanding long-term performance and the Board and management’s exceptional leadership, supported by the Company’s existing corporate governance policies. For example, the Company’s stock price grew from $89.42 at the end of 2012 to $240.54 at the end of 2017, representing a total shareholder return of 169% over the most recent five-year period. By comparison, the total shareholder return of the S&P 500 and the S&P 500 Retail Index during the same five-year period was 87% and 165%, respectively. The strong performance of the Company’s stock in both absolute and relative terms independently demonstrates that the proposal does not seek to address any performance-related deficiencies at the Company.

Given the existing right of stockholders to call a special meeting, coupled with the Company’s strong corporate governance policies and long track record of performance, the Board believes that adoption of the proposal is unnecessary and not in the best interest of the Company or its stockholders. Further, our stockholders affirmed this view by rejecting a substantially similar proposal submitted by the same proponent at our last annual meeting of stockholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote “AGAINST” proposal 4 to provide holders of only 10% of the Company’s outstanding common stock the power to call a special meeting of stockholders. As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL ENTITLED “SPECIAL SHAREHOLDER MEETING IMPROVEMENT.”

EQUITY COMPENSATION PLANS

The following table sets forth shares authorized for issuance under the Company’s equity compensation plans as of December 31, 2017 (in thousands, except weighted-average exercise price):

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
Equity compensation plans approved by shareholders	2,364	$137.08	6,467
Equity compensation plans not approved by shareholders	—	—	—
Total	2,364	$137.08	6,467

(a)	Includes weighted average exercise price of outstanding stock options.

ANNUAL SHAREHOLDERS’ REPORT

The Annual Shareholders’ Report of the Company for the year ended December 31, 2017, containing, among other things, audited consolidated financial statements of the Company, accompanies this proxy statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2019 Annual Meeting and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 23, 2018. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Company’s Bylaws require that such proposals must be submitted, not later than February 7, 2019, and not earlier than January 8, 2019. In order for director nominations to be included in the Company’s proxy materials pursuant to the Bylaws, nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November 23, 2018, and not earlier than October 24, 2018.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, fax or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Company’s Board, specific individual Directors or the independent Directors as a group, may do so by directing a written request addressed to such Director(s) in care of the Corporate Secretary at 233 South Patterson Avenue, Springfield, Missouri, 65802 or via e-mail through its website at www.oreillyauto.com. Such communication will be directed to the intended Director, group of Directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement or Annual Report is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver promptly upon oral or written request a separate copy of the proxy statement or Annual Report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or Annual Report, you may call the Secretary of the Company at (417) 874-7161, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or Annual Report may request delivery of a single copy, also by calling the Secretary of the Company at the number or writing to the Company at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed by the Company with the SEC.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (as filed with the SEC), including financial statements and financial statement schedules (excluding most exhibits), is available to shareholders without charge, upon written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors,
Tricia Headley
Secretary
Springfield, Missouri
March 23, 2018

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held at the DoubleTree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri, on Tuesday, May 8, 2018, at 10:00 a.m. Central Time.

2017 HIGHLIGHTS

•	25th consecutive year of positive comparable store sales increases

•	Comparable store sales increase of 1.4%

•	4% increase in sales to $8.98 billion

•	Gross profit increased to 52.6% of sales

•	Net income increased 9% to $1.13 billion

•	Diluted EPS increased 18% to $12.67

•	Total store count increased to 5,019 stores in 47 states

•	Accounts payable to inventory ratio increased to 106.0%

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PROXY

O’REILLY AUTOMOTIVE, INC.
Annual Meeting of Shareholders
Tuesday, May 8, 2018

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David O'Reilly and Larry O'Reilly, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation, held by the undersigned on February 28, 2018, at the Annual Meeting of Shareholders to be held on May 8, 2018, at 10:00 a.m. Central Time in Springfield, Missouri, or at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR PORTPONEMENTS THEREOF.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by O’Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time, May 7, 2018. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
O’REILLY AUTOMOTIVE, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, and 3, and AGAINST Proposal 4 (as described in the accompanying Proxy Statement):
1.	Election of Director Nominees:		For	Against	Abstain
	1a.	David O'Reilly	❑	❑	❑
	1b.	Larry O'Reilly	❑	❑	❑
	1c.	Rosalie O'Reilly Wooten	❑	❑	❑
	1d.	Greg Henslee	❑	❑	❑
	1e.	Jay D. Burchfield	❑	❑	❑
	1f.	Thomas T. Hendrickson	❑	❑	❑
	1g.	John R. Murphy	❑	❑	❑
	1h.	Dana M. Perlman	❑	❑	❑
	1i.	Ronald Rashkow	❑	❑	❑
2.	Advisory vote to approve executive compensation.		❑	❑	❑
3.	Ratification of appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2018.		❑	❑	❑
4.	Shareholder proposal entitled “Special Shareholder Meeting Improvement.”		❑	❑	❑

Note: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

			Yes	No
Please indicate if you plan to attend the meeting.			❑	❑

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [Please sign within box]	Date	Signature (Joint Owners)	Date